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                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings

                                 OHM CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands, Except Per Share Data)

                                                                           Three Months Ended              Six Months Ended
                                                                                 June 30,                      June 30,
                                                                       -------------------------     ----------------------------
                                                                       1996              1995        1996                  1995
                                                                       ----              ----        ----                  ----

PRIMARY:

         Average Shares Outstanding                                     26,772            20,100      26,729             17,903
         Net effect of dilutive stock options and warrants--
                  based on the treasury stock method                        58               493          28                232
                                                                       -------           -------     -------            -------

                           Total                                        26,830            20,593      26,757             18,135
                                                                       =======           =======     =======            =======

         Net Income                                                    $ 2,379           $   234     $ 3,709            $ 1,521
                                                                       =======           =======     =======            =======

         Per Share Amount                                              $  0.09           $  0.01     $  0.14            $  0.08
                                                                       =======           =======     =======            =======


FULLY DILUTED: (1)

         Average Shares Outstanding                                     26,772            20,100      27,729             17,903
         Net effect of dilutive stock options and warrants--
                  based on the treasury stock method                        58               623          28                553
                                                                       -------           -------     -------            -------

                           Total                                        26,830            20,723      26,757             18,456
                                                                       =======           =======     =======            =======

         Net Income                                                    $ 2,379           $   234     $ 3,709            $ 1,521
                                                                       =======           =======     =======            =======

         Per Share Amount                                              $  0.09           $  0.01     $  0.14            $  0.08
                                                                       =======           =======     =======            =======

(1) Fully dilutive effect of stock options and warrants on per share amounts for the three and six months ended June 30, 1996 and 1995, has not been presented in the statement of income since any reduction of less than 3% in the aggregate need not be considered as dilution.